www.TractorSupply.com
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TRACTOR SUPPLY COMPANY ANNOUNCES CEO SUCCESSION PLAN;
NAMES HAL LAWTON PRESIDENT AND CHIEF EXECUTIVE OFFICER,
EFFECTIVE JANUARY 13, 2020
•Lawton Brings Leadership Experience Across Retail with Strong Digital Expertise
•Greg Sandfort Will Remain as Advisor and on the Board of Directors to Support Transition
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BRENTWOOD, TN, December 5, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, announced today that its Board of Directors has named Hal Lawton as its President, Chief Executive Officer and a member of the Board of Directors, effective January 13, 2020. Lawton, who is currently President of Macy’s, will succeed Tractor Supply’s Chief Executive Officer Greg Sandfort, who previously announced his intent to retire.

“After conducting a robust search process, the Board is convinced Hal Lawton is the right CEO to build on Tractor Supply’s success and lead the next stage of the Company’s growth,” said Cynthia Jamison, Tractor Supply’s Chairman of the Board. “Hal is a proven leader with a unique omnichannel experience to deliver on our customer’s evolving expectations as we look to the future of retail. With a strong track record of results across different companies, responsibilities and cultures, Hal has a broad base of experience in retail with a proven ability to drive innovative growth strategies. The Board is delighted to welcome Hal to the role and believes he is the right person to extend the remarkable track record of success under Greg’s leadership.”

“I am extremely excited and honored to join Tractor Supply as I have long admired the Company for its strong brand and focus on serving the Out Here lifestyle,” Lawton said. “Greg and the team have built a tremendous company culture, and I look forward to an exciting future and continuing to drive growth and shareholder value.”

Commenting on Greg Sandfort’s retirement, Jamison stated, “The Board is immensely grateful to Greg for his outstanding leadership. His contributions have been innumerable. Throughout his 41-year career in retail, including 12 years at Tractor Supply, Greg has served with a level of distinction reserved only for the very best. Looking ahead, we are pleased Greg will work closely with Hal to ensure a smooth transition.”

Sandfort said, “Leading Tractor Supply has been a tremendous honor, and I am exceptionally proud of all that our team members have accomplished together. Hal is a great cultural fit and the right leader for the future growth of Tractor Supply. I believe Tractor Supply has a very bright future. I am committed to working closely with Hal to ensure a smooth transition.”

Sandfort, 64, will remain with the Company through February 29, 2020, and then serve as advisor until August 31, 2020, to ensure a seamless transition. He will serve out his term on the Board until May 7, 2020.

About Hal Lawton
Hal Lawton, 45, most recently served as President of Macy’s, since September 2017. As President, Lawton had responsibility for all aspects of the Macy’s brand, including merchandising, marketing, stores, operations, technology and consumer insights and analytics. Previously, Lawton was Senior Vice President, eBay North America from August 2015 to September 2017. In that role, Lawton oversaw all aspects of eBay’s Americas business unit, including marketing, merchandising, operations, business selling, consumer selling and advertising, as well as global responsibility for shipping, payments, risk and trust. Prior to joining eBay, Lawton spent 10 years in various leadership roles at Home Depot, where he most recently was Senior Vice President for merchandising. Lawton was responsible for starting Home Depot’s Internet business and building it to nearly $2 billion in sales. Prior to that, Lawton was an associate principal at McKinsey & Co., providing strategic advice to executive teams in consumer-packaged goods and manufacturing industries.

Lawton holds a bachelor’s degree in Chemical Engineering from North Carolina State University and a Master of Business Administration from the University of Virginia. Lawton serves on the board of Sealed Air. He and his family plan to relocate to the Nashville area.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With nearly 32,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At September 28, 2019, the Company operated 1,814 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.
Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 28, 2019, the Company operated 176 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward Looking Statements
Certain statements contained in this press release are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements may be identified by words such as “future,” “may,” “will,” “anticipate” or other comparable terminology.  Such statements include, but are not limited to, statements about the Company’s expected growth, future success, strategy, plans, intentions or beliefs about future occurrences or results.  Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. All of the forward-looking statements are also qualified by the cautionary statements contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.